UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 19, 2012

Apricus Biosciences, Inc.
(Exact name of registrant as specified in its charter)

Nevada	0-22245	87-0449967
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

11975 El Camino Real, Suite 300, San Diego, CA	92130
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code (858) 222-8041

(Former name or former address, if changed, since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13a-4(c))

Item 1.01.	Entry into a Material Definitive Agreement.

On June 19, 2012, Apricus Biosciences, Inc. (the “Company”) entered into a Stock Contribution Agreement (the “Contribution Agreement”) by and among the Company, Finesco, a holding company incorporated in France (“Finesco”), Scomedica, a company incorporated in France and the wholly owned subsidiary of Finesco (“Scomedica”) (collectively, Finesco and Scomedica shall be hereinafter referred to as the “Target Companies”) and the shareholders of Finesco named therein (the “Shareholders”). Pursuant to the Contribution Agreement, the Shareholders will contribute all of the outstanding capital stock of Finesco to the Company in exchange for a number of shares of the Company’s common stock calculated as follows: (i) shares valued at €7,000,000 deliverable at closing (the “Initial Contribution Amount”) and (ii) additional shares valued at €1,818,088 deliverable only if Net Revenue (as defined in the Contribution Agreement) for Scomedica for the twelve months ended December 31, 2012 equals or exceeds €8,000,000 (the “Additional Contribution Amount”). The Additional Contribution Amount shares will be issuable, if at all, on or before the fifth (5th) Business Day after the issuance by Scomedica’s statutory auditor of its general report on its financial statements for the fiscal year ended December 31, 2012 (the “Additional Contribution Payment Deadline”).

The shares deliverable as the Initial Contribution Amount and Additional Contribution Amount will be valued at the volume-weighted average price of Company’s common stock on the NASDAQ Capital Market for the ten (10) trading days immediately preceding (i) the date of closing for the Initial Contribution Amount or (ii) the Additional Contribution Payment Deadline, as applicable. Any portion of the shares deliverable pursuant to the Contribution Agreement that cause the number of shares issued to the Shareholders to exceed 19.99% of the total outstanding shares of the Company shall be paid in cash in lieu of shares.

The Shareholders have agreed to have fifteen percent (15%) of the shares issued at the closing delivered to an escrow agent, and held by such agent for a period of one year from the closing date to secure the Shareholder’s indemnification obligations in respect of any breaches of the representations, warranties and covenants of the Shareholders and Target Companies. The Contribution Agreement also provides for a post-closing working capital adjustment if the actual working capital as of the closing date, calculated as of a date within 45 days after the closing date, deviates from the target working capital set forth in the Contribution Agreement.

As a condition to closing, the Company and Sellers have agreed to enter into a Registration Rights and Transfer Restriction Agreement, pursuant to which, among other things, the Shareholders would be restricted from selling on any given day more than five percent (5%) of the prior day’s total share trading volume as reported on the NASDAQ Capital Market.

Certain of the Shareholders (each a “Restricted Person”) have agreed to not compete directly or indirectly with the business of the Target Companies for a period of three years with respect to certain Shareholders and one year with respect to another Shareholder, including prohibitions from; (i) engaging in or assisting others in engaging in the Restricted Business (as defined in the Contribution Agreement) in France; (ii) having any financial or equity interest in any entity that engages directly or indirectly in the Restricted Business in France in any capacity, including as a partner, shareholder, member, employee, principal, agent, trustee or consultant (other than interests in the Company or any successor); or (iii) intentionally interfering in any material respect with the business relationships between the Target Companies and customers or suppliers of the Company and Target Companies. Notwithstanding the foregoing, a Restricted Person may own, directly or indirectly, solely as an investment, securities of any entity traded on any national securities exchange if the Restricted Person does not directly or indirectly own 5% or more of any class of securities of such entity. Further, the Restricted Persons are prohibited from soliciting for employment any employee of the Company or Target Companies.

The Company, Target Companies and Shareholders have agreed to additional covenants and closing conditions, including covenants on the part of the Target Companies to continue to operate in the ordinary course, to allow the Company access to information, to not solicit other bids, to provide notice of certain events and other customary covenants. The conditions to closing include execution of executive employment agreements with certain key executives, receipt of all necessary approvals, resignations of directors and officers of the Target Companies, the execution of the Registration Rights and Transfer Restriction Agreement and the Escrow Agreement and other customary conditions.

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This report does not constitute an offer to sell or solicitation of an offer to buy any securities. The shares to be contributed by the Company have not been registered under the Securities Act of 1933, as amended, and are to be issued, subject to the satisfaction or waiver of the conditions to issuance, pursuant to exemptions from the registration provisions of such Act. The shares may not be re-offered or resold in the United States absent registration or an applicable exemption from registration requirements.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Apricus Biosciences, Inc.

Date: June 20, 2012	By:	/s/ Randy Berholtz
Name: Randy Berholtz
Title: Executive Vice President, General Counsel and Secretary

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